[Aetna letterhead]
[Aetna logo]                            151 Farmington Avenue
                                        Hartford, CT 06156

                                        Julie E. Rockmore
                                        Counsel
                                        Law Division, RE4A
                                        Investments & Financial Services
April 20, 1998                          (860) 273-4686
                                        Fax:  (860) 273-8340



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC  20549

Re:    Aetna Life Insurance and Annuity Company
       Post-Effective Amendment No. 1 to Registration Statement on Form S-2 Prospectus Title: ALIAC Guaranteed Account
       File No.: 333-49599

Dear Sirs:

As Counsel of Aetna Life Insurance and Annuity Company (the "Company"), I have represented the Company in connection with the ALIAC Guaranteed Account (the "Guaranteed Account"), a guaranteed interest option available under certain variable annuity contracts, and the Form S-2 Registration Statement relating to such account.

In connection with this opinion, I or those for whom I have supervisory responsibility, have reviewed the Registration Statement on Form S-2 for the Guaranteed Account, including the prospectus, and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Guaranteed Account are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when sold, will have been legally issued, and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Julie E. Rockmore

Julie E. Rockmore
Counsel
Aetna Life Insurance and Annuity Company